U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

     Berrett                          James                 R.
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   (Last)                            (First)              (Middle)

     1480 Gulfstar Drive
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                                    (Street)

     Naples                            FL                   34112
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

     Standard Microsystems Corporation (SMSC)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Year

     02/03
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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [x]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [x]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
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                                                                            5.             6.
                                                4.                          Amount of      Owner-
                                                Securities Acquired (A)or   Securities     ship
                                                Disposed of (D)             Beneficially   Form:       7.
                                                (Instr. 3, 4 and 5)         Owned at       EndDirect   Nature of
                    2.            3.            -------------------------   of Issuer's    (D) or      Indirect
1.                  Transaction   Transaction              (A)              Fiscal Year    Indirect    Beneficial
Title of Security   Date          Code              Amount  or  Price       (Instr. 3      (I)         Ownership
(Instr. 3)          (mm/dd/yy)    (Instr. 8)               (D)              and 4)         (Instr.4)   (Instr. 4)
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Common Stock                                                                0
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* If the form is  filed  by more  than one  Reporting  Person,  see  Instruction
  4(b)(v).

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

              (Print or Type Responses)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                     9.        10.
                                                                                                     Number    Owner-
                                                                                                     of        ship
                 2.                                                                                  Deriv-    of
                 Conver-                   5.                              7.                        ative     Deriv-   11.
                 sion                      Number of                       Title and Amount          Secur-    ative    Nature
                 or                        Derivative    6.                of Underlying     8.      ities     Secur-   of
                 Exer-                     Securities    Date              Securities        Price   Bene-     ity:     In-
                 cise    3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      ficially  Direct   direct
                 Price   Trans-    4.      or Disposed   Expiration Date   ----------------  Deriv-  Owned     (D) or   Bene-
1.               of      action    Trans-  of (D)        (Month/Day/Year)           Amount   ative   at End    In-      ficial
Title of         Deriv-  Date      action  (Instr. 3,    ----------------           or       Secur-  of        direct   Owner-
Derivative       ative   (Month/   Code    4 and 5)      Date     Expira-           Number   ity     Year      (I)      ship
Security         Secur-  Day/      (Instr. ------------  Exer-    tion              of       (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)       ity     Year)     8)      (A)     (D)   cisable  Date     Title    Shares   5)      4)        4)       4)
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Director Stock   $17.410 07/10/02  A       12,000  --    07/10/02 07/10/12 Common   12,000   --      12,000    D        --
Option                                                                     Stock
(Right to Buy)
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Explanation of Responses:



  /s/Michael LaBosco (as Attorney-in-Fact)                    03/27/03
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   **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.